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                                                                   EXHIBIT 10.27

          AMENDED AND RESTATED SCHEDULE TO LOAN AND SECURITY AGREEMENT


CO-BORROWERS: CONSEP, INC., PACOAST INC. AND RICHARD HUNT INC.

ADDRESS:      Consep, Inc.
              Pacoast, Inc.
              213 SW Columbia Street
              Bend, OR 97702

              Richard Hunt, Inc.,
              dba Sierra Ag Chemical
              2749 East Malaga Avenue
              Fresno, CA  93725

DATE:         December 11, 1997



LINE OF CREDIT

CREDIT LIMIT:
                      Subject to the reserves stated below, the Credit Limit shall be an amount not to exceed the lesser of: (i) $7,500,000 at any one time outstanding; or (ii) the sum of
                      (a) 70% of the Net Amount of Borrower's accounts, which Silicon in its discretion deems eligible for borrowing, plus (b) 40% of book value of Borrower's eligible inventory, as defined below, as reported to Silicon on a monthly basis, up to a maximum advance against inventory of $1,250,000 outstanding at any one time, plus (c) 100% of the amount of any certificate of deposit owned by Borrower that is in Silicon's possession and in which Silicon has a first priority security interest. Notwithstanding the foregoing, however, (i) the 40% advance rate as stated in clause (b) above shall be increased to 50% for the months of December 1997 through April 1998; and (ii) the $1,250,000 sublimit on inventory advances as stated in clause (b) above shall be increased to $1,500,000 for the months of March 1998 through July 1998. The amount otherwise available for borrowing under this line of credit shall be reduced, dollar for dollar, by the face amount of all letters of credit issued by Silicon and by an additional amount of $350,000 with respect to Silicon's day-light overdraft risk associated with Borrower's controlled disbursement accounts. In addition, the outstanding balances of the Secured Term Loan and Secured Term Loan No. 2 described below shall reduce, dollar for dollar, the amount otherwise available for borrowing under the formula stated above at any time during the term hereof during which Borrower fails to comply with the Debt Service Coverage Ratio stated below. There shall be no outstanding advances against inventory during a period of thirty consecutive days each year. "Net Amount" of an account means the gross amount of the account, minus all applicable sales, use, excise and other similar taxes and minus all discounts, credits and allowances of any nature granted or claimed.

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                      Without limiting the fact that the determination of which
                      accounts are eligible for borrowing is a matter of Silicon's discretion, the following will not be deemed eligible for borrowing: accounts that are not subject to a first priority perfected security interest in favor of Silicon, accounts outstanding for more than 90 days from the invoice date, (provided, however, that accounts relating to the following as account debtors are eligible for up to 30 days past their respective due dates provided that such accounts are not outstanding for more than 150 days from the invoice date: Cotter & Co., Ace Hardware, Frank's Nursery, Servistar Corp., Commerce/Darbco, US Garden Sales, Agway, Inc., Hardware Wholesalers, Inc., LG Cook Distributors, Central Garden, Caldwell Supply, Arett Sales Corp., J. Mollema & Son, Wetzel Seed Co., and Rite
                      Aid), accounts subject to any contingencies, accounts owing from an account debtor outside the United States (unless pre-approved by Silicon in its discretion, or backed by a letter of credit satisfactory to Silicon, or FCIA insured satisfactory to Silicon), accounts owing from one account debtor to the extent they exceed 25% of the total eligible accounts outstanding, accounts owing from an affiliate of Borrower, and accounts owing from an account debtor to whom Borrower is or may be liable for goods purchased from such account debtor or otherwise. In addition, if more than 50% of the accounts owing from an account debtor are outstanding more than 90 days from the invoice date or are otherwise not eligible accounts, then all accounts owing from that account debtor will be deemed ineligible for borrowing.

                      Without limiting the fact that the determination of which inventory is eligible for borrowing is a matter of Silicon's discretion, the following shall not be deemed eligible for borrowing: any inventory other than packaged chemicals (in boxes, bags, cans or barrels, on which the seal has not been broken) that are owned by Pacoast or Hunt and located in Bend, Oregon or another location identified to Silicon in writing, inventory that is not subject to a first priority perfected security interest in favor of Silicon, inventory that is used, obsolete or returned goods, inventory that is stored at a location other than the Borrower's Address or any location owned, leased or rented by Borrower and previously identified to Silicon, inventory that is subject to a landlord's lien, and inventory that is not in the possession of Borrower.

INTEREST RATE:
                      A rate equal to the "Prime Rate" in effect from time to time, plus 1.50% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. "Prime Rate" means the rate announced from time to time by Silicon as its "prime rate;" it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

LOAN COMMITMENT
FEE: One quarter of one percent per annum of the maximum credit limit of $7,500,000, which was paid at closing.

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MATURITY DATE:        December 10, 1998.


LETTERS OF CREDIT:    Subject to the other terms of the Loan Agreement and the
                      Schedule, Silicon is willing to issue letters of credit on the following terms:


LETTER OF CREDIT
SUBLIMIT:             The amount of all letters of credit, whether commercial or standby letters of credit, outstanding at any one time
                      (including amounts drawn on letters of credit and not yet reimbursed by the Borrower) shall not exceed $1,500,000.00 at any one time. The amount of all letters of credit issued by Silicon at the request of the Borrower shall reduce, dollar for dollar, the amount otherwise available to be borrowed under the borrowing base formula described in the first paragraph of this Schedule.

MATURITIES OF
LETTERS OF CREDIT:    Letters of credit issued by Silicon shall have an expiry
                      date of not later than the Maturity Date for the line of credit as stated above. Not later than that date, all letters of credit issued by Silicon shall be satisfied or terminated, with the result that Silicon shall have no continuing obligations under such letters of credit, unless Borrower's obligations to Silicon with respect to such letters of credit is secured by cash pledged to Silicon and in Silicon's possession on terms satisfactory to Silicon, in which case such letters of credit shall have an expiry date of not later than 90 days after the Maturity Date for the line of credit as stated above.

REPAYMENT:            The Borrower shall repay on demand any amount drawn on a
                      letter of credit issued by Silicon. Silicon may, but is not obligated to, add to the principal amount outstanding under the line of credit described above in this Schedule any amount drawn on a letter of credit issued by Silicon.
                      Any such amount shall be subject to the terms applicable to the line of credit described above. For calculating the interest due from the Borrower, no interest shall accrue on the amount of any letters of credit issued by Silicon at the Borrower's request unless Silicon shall actually makes a payment as a result of a draw on any such letter of credit, at which time the amount of the draw shall be deemed an advance on the line of credit described above and shall bear interest accordingly.

ISSUANCE:             The issuance of any letter of credit under this Schedule
                      must be in form and content satisfactory to Silicon and in favor of a beneficiary acceptable to Silicon. The Borrower shall execute Silicon's then-current application forms, reimbursement agreement and related documents as a condition to Silicon's issuance of any letter of credit.

FEES: The Borrower shall pay Silicon the fees and costs customarily charged by Silicon (at the time of issuance of the letter of credit) with respect to the issuance of letters of credit.

SECURED TERM LOAN

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CREDIT LIMIT:         An amount not to exceed $215,000 at any one time
                      outstanding. The Borrower shall not be entitled to more than one advance with respect to this Secured Term Loan. The Borrower's indebtedness to Silicon with respect to this Secured Term Loan shall be evidenced by this Schedule and the Loan Agreement, not by a separate promissory note unless required by Silicon. The unpaid principal balance owing on this Secured Term Loan at any time may be evidenced by Silicon's internal records, including daily computer print-outs (which Silicon shall provide to Borrower periodically).

INTEREST RATE:        The interest rate applicable to the Secured Term Loan
                      shall be a rate equal to the "Prime Rate" (as defined above) in effect from time to time, plus 1.5% per annum.
                      Interest calculations shall be made on the basis of a 360-day year and the actual number of days elapsed. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

AMORTIZATION:         Borrower shall pay Silicon monthly payments of interest on the last day each month commencing with August 1996. In addition, Borrower shall pay Silicon on the last day of each month, commencing with August 1996, the amount necessary to repay fully the amount of the Secured Term
                      Loan in 72 equal monthly payments.

MATURITY DATE:        July 31, 2000, at which time all unpaid principal and
                      accrued but unpaid interest, fees and other charges shall be due and payable.

COMMITMENT
FEE: $1,000, which was paid at closing. This fee is fully earned at closing and is non-refundable.

SECURED TERM LOAN NO. 2

CREDIT LIMIT:         An amount not to exceed $250,000 at any one time
                      outstanding. The Borrower shall not be entitled to more than one advance with respect to this Secured Term Loan
                      No. 2. The Borrower's indebtedness to Silicon with respect to this Secured Term Loan No. 2 shall be evidenced by this Schedule and the Loan Agreement, not by a separate promissory note unless required by Silicon. The unpaid principal balance owing on this Secured Term Loan No. 2 at any time may be evidenced by Silicon's internal records, including daily computer print-outs (which Silicon shall provide to Borrower periodically).

INTEREST RATE:        At Borrower's option at the time of disbursement under
                      this Secured Term Loan No. 2, the interest rate applicable to the Secured Term Loan No. 2 shall be a rate equal to the "Prime Rate" (as defined above) in effect from time to time, plus 1.5% per annum, or a two-year fixed rate quoted by Silicon. Interest calculations shall be made on the basis of a 360-day year and the actual number of days elapsed. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime
                      Rate if the variable rate option is chosen by Borrower.

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AMORTIZATION:         Borrower shall pay Silicon monthly payments of interest on the last day each month commencing with July 31, 1997. In addition, Borrower shall pay Silicon on the last day of each month, commencing with July 31, 1997, the amount necessary to repay fully the amount of the Secured Term Loan in 24 equal monthly payments.

MATURITY DATE:        July 31, 1999, at which time all unpaid principal and
                      accrued but unpaid interest, fees and other charges shall be due and payable.

COMMITMENT
FEE: $2,500, payable at closing. This fee is fully earned at closing and is non-refundable.

PRIOR NAMES OF
BORROWER:             Consep Membranes, Inc.

TRADE NAMES OF
BORROWER:
                      CheckMate; BioLure; SureFire; Sierra Ag Chemical

OTHER LOCATIONS
AND ADDRESSES:
                      Escalon                      Patterson
                      P.O. Box 335                 P.O. Box 186
                      20001 McHenry Avenue         105 N. 1st Street
                      Escalon, CA 95320            Patterson, CA 95363
                      209-838-2809                 209-892-2601

                      Livingston                   Sacramento
                      P.O. Box 165                 P.O. Box 292337
                      11019 Eucalyptus             8120 37th Avenue
                      Livingston, CA 95334         Sacramento, CA 95824
                      209-394-7981                 916-383-3610

MATERIAL ADVERSE
LITIGATION:           None

NEGATIVE COVENANTS-
EXCEPTIONS:           Without Silicon's prior written consent, Borrower may do
                      the following, provided that, after giving effect thereto, no Event of Default has occurred and no event has occurred which, with notice or passage of time or both, would constitute an Event of Default, and provided that the following are done in compliance with all


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                      applicable laws, rules and regulations: (i) repurchase
                      shares of Borrower's stock pursuant to any employee stock purchase or benefit plan, provided that the total amount paid by Borrower for such stock does not exceed $200,000 in any fiscal year, (ii) incur debt, make loans and incur liability as a guarantor in the ordinary course of business, (iii) pledge up to $350,000 in cash or cash equivalents as collateral for the indebtedness of Chemfree Environment, Inc. (a subsidiary of Borrower) to Royal Bank of Canada; and (iv) make additional advances to Borrower's subsidiaries provided that the total amount of such additional advances shall not exceed $250,000 during the term hereof.

FINANCIAL
COVENANTS:            Borrower shall comply with all of the following covenants
                      on a consolidated basis, except as set forth below.
                      Compliance shall be determined as of the end of each quarter, except as otherwise specifically provided below:

QUICK ASSET RATIO:    Borrower shall maintain a ratio of "Quick Assets" to
                      current liabilities of not less than 0.60:1.00 for the quarter ending December 31, 1997, not less than 0.80:1.00 for the quarter ending March 31, 1998, and not less than 0.90:1. For the quarter ending June 30, 1998, and thereafter.

TANGIBLE NET WORTH:   Borrower shall maintain a tangible net worth of not less
                      than $12,300,000, plus 50% of the net proceeds of any equity financing of Borrower that closes after the date hereof.


DEBT TO TANGIBLE
NET WORTH RATIO:      Borrower shall maintain a ratio of total liabilities to
                      tangible net worth of not more than 1.25 to 1.0.

PROFITABILITY:        Borrower shall not incur a loss (after taxes) for any
                      fiscal quarter in excess of $1,500,000 for the quarter ending December 31, 1997; a loss in any amount for the quarters ending March 31, 1998 and June 30, 1998; a loss in excess of $250,000 for the quarter ending September 30, 1998; a loss in excess of $1,500,000 for the quarter ending December 31, 1998; or a loss for the 1998 fiscal year.

DEBT SERVICE
COVERAGE RATIO:       Borrower shall maintain a Debt Service Coverage Ratio of
                      not less than 1.50:1.00 as of the end of each fiscal quarter of Borrower.

DEFINITIONS:          "Current assets," and "current liabilities" shall have the meanings ascribed to them in accordance with generally accepted accounting principles.

                      "Debt Service Coverage Ratio" means Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), divided by the Current Maturities of Long-Term Debt (CMLTD) plus interest. For quarterly calculations, quarterly EBITDA is matched against 25% of CMLTD plus interest.

                      "Tangible net worth" means total shareholders' net worth, determined in

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                      accordance with generally accepted accounting principles,
                      plus Subordinated Debt (as referred to below), excluding however restricted cash, receivables owing from subsidiaries of Borrower, and all assets which would be classified as intangible assets under generally accepted accounting principles, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software costs, deferred organizational costs and franchises.

                      "Quick Assets" means cash on hand or on deposit in banks, readily marketable securities issued by the United States, readily marketable commercial paper rated "A-1" by Standard & Poor's Corporation (or a similar rating by a similar rating organization), certificates of deposit and banker's acceptances, and accounts receivable (net of allowance for doubtful accounts).

SUBORDINATED DEBT:    "Liabilities" for purposes of the foregoing covenants do
                      not include indebtedness which is subordinated to the indebtedness to Silicon under a subordination agreement in form specified by Silicon or by language in the instrument evidencing the indebtedness which is acceptable to Silicon.

OTHER COVENANTS       Borrower shall at all times comply with all of the
                      following additional covenants:

                      1. BANKING RELATIONSHIP. Borrower shall at all times maintain its primary banking relationship with Silicon. Borrower shall establish a daily deposit sweep arrangement with either US Bank or First Interstate Bank.

                      2. FINANCIAL STATEMENTS AND REPORTS. The Borrower shall provide Silicon: (a) within 30 days after the end of each month, a monthly financial statement (consisting of a income statement and a balance sheet) prepared by the Borrower in accordance with generally accepted accounting principles; (b) within 20 days after the end of each month, an accounts receivable aging report, an inventory report and an accounts payable aging report, in such form as Silicon shall reasonably specify; (c) within 20 days after the end of each month, a Borrowing Base Certificate in the form attached to this Agreement as Exhibit A, as Silicon may reasonably modify such Certificate from time to time, signed by the Chief Financial Officer of the Borrower; (d) within 30 days after the end of each quarter, a Compliance Certificate in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of the Borrower, setting forth calculations showing compliance (at the end of each such calendar quarter) with the financial covenants set forth on the Schedule, and certifying that throughout such quarter the Borrower was in full compliance with all other terms and conditions of this Agreement and the Schedule, and providing such other information as Silicon shall reasonably request; (e) within five days after filing, all 10Q and 10K reports and other reports filed with the Securities Exchange Commission; and (f) within 90 days following the end of the Borrower's fiscal year, complete annual CPA-audited financial statements, such audit being conducted by independent certified public accountants reasonably acceptable to Silicon, together with an unqualified opinion of such accountants.

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                      3. INDEBTEDNESS. Without limiting any of the foregoing
                      terms or provisions of this Agreement, Borrower shall not in the future incur indebtedness for borrowed money, except for (i) indebtedness to Silicon, and (ii) indebtedness incurred in the future for the purchase price of or lease of equipment in an aggregate amount not exceeding normal course of business at any time outstanding.

                             BORROWER:
                                                   CONSEP, INC.

                                                   BY: /s/ Larry Katz
                                                       -------------------------
                                                   ITS: Chief Financial Officer
                                                       -------------------------
                                                   PACOAST INC.

                                                   BY: /s/ Volker Oakey
                                                       -------------------------
                                                   ITS: Vice President
                                                       -------------------------

                                                   RICHARD HUNT INC.

                                                   BY: /s/ Volker Oakey
                                                       -------------------------
                                                   ITS: President
                                                       -------------------------

                             SILICON:
                                                   SILICON VALLEY BANK

                                                   BY: /s/ Ron Sherman
                                                       -------------------------
                                                   ITS: Vice President
                                                       -------------------------

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                                    EXHIBIT A


                       [INSERT BORROWING BASE CERTIFICATE]





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